Exhibit 99.1

TRANSACTIONS
Except as previously disclosed in this Schedule 13D, as amended, the following table sets forth all transactions by the Reporting Persons (on behalf of the Funds) with respect to the Ordinary Shares effected since December 10, 2025, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 23, 2025. Except as otherwise noted below, all such transactions were purchases or sales of Ordinary Shares effected in the open market, and the table excludes commissions paid in per share prices.

Amount Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale
TWO SEAS GLOBAL (MASTER) FUND LP

(75,000)	35.94	12/11/2025
(25,000)	35.85	12/11/2025
(50,000)	35.75	12/11/2025
(100,000)	35.80 (1)	12/11/2025
(44,111)	36.00 (2)	12/12/2025
100,000	35.75 (3)	12/12/2025
(100,000)	36.10	12/12/2025
(150,000)	36.35	12/12/2025
(149,917)	35.28 (4)	12/19/2025

TWO SEAS LITIGATION OPPORTUNITIES FUND LLC

(55,889)	36.00 (5)	12/12/2025
(200,083)	35.28 (6)	12/19/2025

(1) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $35.70 to $35.80, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased or sold, as applicable, at each separate price within the ranges set forth in footnotes (1) – (6).
(2) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $36.00 to $36.02, inclusive.
(3) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $35.57 to $35.96, inclusive.
(4) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $35.07 to $36.01, inclusive.
(5) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $36.00 to $36.02, inclusive.
(6) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $35.07 to $36.01, inclusive.